Exhibit 99.1

Pulmonx Reports Fourth Quarter and Full Year 2025 Financial Results

Redwood City, CA – March 4, 2026 – Pulmonx Corporation (Nasdaq: LUNG) (“Pulmonx” or the "Company"), a global leader in minimally invasive treatments for lung disease, today reported financial results for the fourth quarter and full year ended December 31, 2025.

Recent Highlights
•Delivered $90.5 million in worldwide revenue for the full year of 2025, an 8% increase over the prior year and an increase of 7% on a constant currency basis
•Achieved worldwide revenue of $22.6 million for the fourth quarter of 2025, a 5% decrease over the same period last year and a decrease of 7% on a constant currency basis
•Realized gross margin of 78% in the fourth quarter of 2025 and 74% for the full year of 2025
•Refinanced existing debt, securing up to $60 million in committed capital under a new 5-year interest-only credit facility that extends the debt maturity out to 2031
•Executed cost restructuring initiative to reduce operating expenses while maintaining key commercial and clinical investments in growth

"While our recent performance reflects a period of transition, we see a substantial opportunity to rebuild momentum through a clear operating plan focused on our highest-impact initiatives, including reaccelerating commercial growth and advancing our clinical pipeline," said Glen French, President and Chief Executive Officer of Pulmonx. "We have strengthened our balance sheet and are executing with increased focus and financial discipline to align investments with growth expectations to support a sustainable path to profitability."

Fourth Quarter 2025 Financial Results
Total worldwide revenue in the fourth quarter of 2025 was $22.6 million, a 5% decrease from $23.8 million in the fourth quarter of 2024 and a decrease of 7% on a constant currency basis. U.S. revenue was $14.1 million, a 11% decrease from the fourth quarter of 2024. International revenue was $8.5 million, an 8% increase compared to the fourth quarter of 2024, and a 2% increase on a constant currency basis.

Gross profit in the fourth quarter of 2025 was $17.5 million, compared to $17.6 million for the fourth quarter of 2024. Gross margin for the fourth quarter of 2025 was 78%, compared to 74% for the same period in 2024.

Operating expenses in the fourth quarter of 2025 were $27.4 million, compared to $31.0 million for the fourth quarter of 2024, representing a decrease of 11%.

Net loss in the fourth quarter of 2025 was $10.4 million, or $0.25 per share, compared to a net loss of $13.2 million, or $0.33 per share, for the same period in 2024. Adjusted EBITDA loss in the fourth quarter of 2025 was $5.5 million compared to $7.5 million for the same period in 2024.

Full Year 2025 Financial Results
Total worldwide revenue for the full year of 2025 was $90.5 million, an 8% increase from $83.8 million for the full year of 2024 and an increase of 7% on a constant currency basis. U.S. revenue was $57.0 million, a 1% increase from $56.5 million for the full year of 2024. International revenue was $33.5 million, a 23% increase from $27.3 million for the full year of 2024, and a 19% increase on a constant currency basis.

Gross profit for the full year of 2025 was $67.1 million, an 8% increase compared to $62.0 million for the full year of 2024. Gross margin for the full year of 2025 was 74%, approximately in line with the prior year.

Operating expenses for the full year of 2025 were $120.8 million, compared to $119.7 million for the full year of 2024, representing an increase of 1%.

Net loss for the full year of 2025 was $54.0 million, or $1.33 per share, compared to a net loss of $56.4 million, or $1.44 per share, for the same period in 2024. Adjusted EBITDA loss for the full year of 2025 was $30.6 million compared to $31.3 million for the full year of 2024.

Cash, cash equivalents, and marketable securities totaled $69.8 million as of December 31, 2025, representing a decrease of approximately $32 million compared to December 31, 2024.

Full Year 2026 Financial Guidance
Pulmonx expects revenue for the full year 2026 to be in the range of $90 million to $92 million.

The Company expects gross margin for the full year 2026 to be approximately 75%.

Pulmonx expects total operating expenses for the full year 2026 to fall within the range of $113 million to $115 million, inclusive of approximately $21 million of non-cash stock-based compensation.

The Company expects cash, cash equivalents, and marketable securities to decrease by approximately $23 million for the full year 2026 assuming no additional drawdowns under the Company’s recently closed credit facility.

Webcast and Conference Call Details
Pulmonx will host a conference call today, March 4, 2026, at 1:30 p.m. PT / 4:30 p.m. ET to discuss its fourth quarter and full year 2025 financial results and to discuss its full year 2026 financial guidance. A live webcast of the conference call will be available on the Investor Relations section of the Company's website at
https://investors.pulmonx.com/. The webcast will be archived on the website following the completion of the call.

Use of Non-GAAP Financial Measures
To supplement Pulmonx’s condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, Pulmonx provides certain non-GAAP financial measures in this release as supplemental financial metrics. Non-GAAP financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results, may provide a more complete understanding of factors and trends affecting Pulmonx’s business.

Constant currency calculations show reported current period revenues as if the foreign exchange rates remain the same as those in effect in the comparable prior year period. Pulmonx uses results on a constant currency basis as one measure to evaluate its performance. Pulmonx calculates constant currency by calculating current-year results using foreign currency exchange rates from the applicable comparable period in the prior year. Pulmonx generally refers to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange or being on a constant currency basis. Pulmonx believes the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand its operating results and evaluate its performance in comparison to prior periods. Pulmonx generally uses constant currency to facilitate management's financial and operational decision-making, including evaluation of Pulmonx’s historical operating results.

The Company defines Adjusted EBITDA as earnings before interest income or expense, taxes, depreciation and amortization and stock-based compensation and may also exclude certain non-recurring, irregular or one-time items not reflective of our ongoing core business operations. Management believes in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. Further, management uses adjusted EBITDA for strategic and annual operating planning. We believe these non-GAAP financial measures are useful as a supplement in evaluating our ongoing operational performance and enhancing an overall understanding of our past financial performance.

Reconciliation of non-GAAP financial measures to the most comparable GAAP measures for the fourth quarter and full year ended December 31, 2025 and 2024 is set forth in the tables below.

The non-GAAP financial measures used by Pulmonx should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. Because non-GAAP financial measures exclude the effect of items that increase or decrease the Company's reported results of operations, management strongly encourages investors to review, when they become available, the Company's consolidated financial statements and publicly filed reports in their entirety. The Company's definition of non-GAAP measures may differ from similarly titled measures used by others.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on management’s current assumptions and expectations of future events and trends, which affect or may affect our strategy, operations or financial performance, and actual results may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. These forward-looking statements include, but are not limited to, statements regarding our opportunities and strategy, our operating plan and future financial performance, our expectations regarding demand and ongoing momentum, our ability to advance our clinical pipeline, our ability to drive growth in 2026 and beyond, our possible or assumed future results of operations, including long-term outlook, descriptions of our revenues, total operating expenses, gross margin, and cash usage guidance for full year 2026. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Factors that could cause actual results to differ materially from those contemplated in this press release can be found in the Risk Factors section of our filings with the Securities and Exchange Commission (“SEC”), including our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025, filed with the SEC on November 12, 2025, available at www.sec.gov. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. All statements other than statements of historical fact are forward-looking statements. Except to the extent required by law, we undertake no obligation to update or review any estimate, projection, or forward-looking statement. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business.

About Pulmonx Corporation
Pulmonx Corporation (Nasdaq: LUNG) is a global leader in minimally invasive treatments for chronic obstructive pulmonary disease (COPD). Pulmonx’s Zephyr® Endobronchial Valve, Chartis® Pulmonary Assessment System, LungTraX™ Platform, and StratX® Lung Analysis Reports are designed to assess and treat patients with severe emphysema/COPD who despite medical management are still profoundly symptomatic. Pulmonx received FDA pre-market approval to commercialize the Zephyr Valve following its designation as a “breakthrough device.” The Zephyr Valve is commercially available in more than 25 countries, is included in global treatment guidelines and is widely considered a standard of care treatment option for improving breathing, activity and quality of life in patients with severe emphysema. For more information on the Zephyr Valves and the company, please visit www.Pulmonx.com.

Pulmonx®, AeriSeal®, Chartis®, StratX®, and Zephyr® are registered trademarks and LungTraXTM is a trademark of Pulmonx Corporation.

Investor Contact
Brian Johnston
Laine Morgan
Gilmartin Group
investors@pulmonx.com

Pulmonx Corporation
Consolidated Statements of Operations
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Revenue	$22,598	$23,765	$90,497	$83,789
Cost of goods sold	5,057	6,175	23,358	21,788
Gross profit	17,541	17,590	67,139	62,001
Operating expenses
Research and development	4,583	4,001	19,491	17,570
Selling, general and administrative	22,861	27,006	101,311	102,135
Total operating expenses	27,444	31,007	120,802	119,705
Loss from operations	(9,903)	(13,417)	(53,663)	(57,704)
Interest income	453	1,045	2,651	5,061
Interest expense	(770)	(842)	(3,155)	(3,507)
Other income (expense), net	(19)	77	790	256
Net loss before tax	(10,239)	(13,137)	(53,377)	(55,894)
Income tax expense	186	38	626	500
Net loss	$(10,425)	$(13,175)	$(54,003)	$(56,394)
Net loss per share attributable to common stockholders, basic and diluted	$(0.25)	$(0.33)	$(1.33)	$(1.44)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	41,403,844	39,581,760	40,685,934	39,111,073

Pulmonx Corporation
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	December 31, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$69,751	$70,905
Restricted cash	258	257
Short-term marketable securities	—	30,577
Accounts receivable, net	12,072	13,120
Inventory	15,845	16,915
Prepaid expenses and other current assets	3,758	4,474
Total current assets	101,684	136,248
Long-term inventory	3,604	1,681
Property and equipment, net	2,220	2,907
Goodwill	2,333	2,333
Right of use assets	18,028	18,545
Other long-term assets	1,422	1,136
Total assets	$129,291	$162,850
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$3,905	$3,827
Accrued liabilities	14,556	16,472
Income taxes payable	263	49
Deferred revenue	18	135
Short-term debt	106	3,176
Current lease liabilities	1,210	778
Total current liabilities	20,058	24,437
Deferred tax liability	69	87
Long-term lease liabilities	18,059	18,515
Long-term debt	36,989	34,002
Total liabilities	75,175	77,041
Stockholders' equity
Common stock	42	40
Additional paid-in capital	573,272	551,211
Accumulated other comprehensive income	2,360	2,113
Accumulated deficit	(521,558)	(467,555)
Total stockholders' equity	54,116	85,809
Total liabilities and stockholders' equity	$129,291	$162,850

Pulmonx Corporation
Reconciliation of Reported Revenue % Change to Constant Currency Revenue % Change
(in thousands)
(Unaudited)

	Three Months Ended December 31,
	2025	2024	% Change	FX Impact %	Constant Currency % Change
United States	$14,105	$15,879	(11.2)%	—%	(11.2)%
International	8,493	7,886	7.7%	6.2%	1.5%
Total	$22,598	$23,765	(4.9)%	2.1%	(7.0)%

	Twelve Months Ended December 31,
	2025	2024	% Change	FX Impact %	Constant Currency % Change
United States	$57,023	$56,465	1.0%	—%	1.0%
International	33,474	27,324	22.5%	3.6%	18.9%
Total	$90,497	$83,789	8.0%	1.2%	6.8%

Pulmonx Corporation
Reconciliation of Net Loss to Non-GAAP Adjusted EBITDA
(in thousands)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
GAAP Net loss	$(10,425)	$(13,175)	$(54,003)	$(56,394)
Depreciation and amortization	231	294	1,054	1,493
Stock-based compensation	4,241	5,523	21,233	22,955
Impairment of capitalized software development costs	—	—	—	1,717
Interest expense (income), net	317	(203)	504	(1,554)
Provision for income taxes	186	38	626	500
Adjusted EBITDA	$(5,450)	$(7,523)	$(30,586)	$(31,283)